EXHIBIT 3.1

                   CERTIFICATE OF INCORPORATION

                                OF

                       CTG RESOURCES, INC.



     The undersigned, as incorporator under the Stock Corporation Act of the State of Connecticut, certifies as follows:
     FIRST.  The name of the corporation is CTG Resources, Inc.
     SECOND. The purposes of the corporation is to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut.
     THIRD. The designation of each class of shares, the authorized number of shares of each such class and the par value of each share thereof, are as follows:
               The corporation shall have one (1) class of stock designated as Common Stock and consisting of Twenty Thousand (20,000) authorized shares. Each share of common stock shall be without par value.
     FOURTH. The terms, limitations and relative rights and preferences of each class of shares and series thereof, or an express grant of authority to the board of directors pursuant to Section 33-341(b) of the Connecticut Stock Corporation Act are as follows:
          None.
     FIFTH. The minimum amount of stated capital with which the corporation shall commence business in One Thousand Dollars ($1,000.00).
     SIXTH.  The duration of this corporation is unlimited.
     SEVENTH. The personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the amount of compensation received by the director for serving the corporation during the calendar year in which the
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violation occurred (and if the director received no such compensation from the corporation during the calendar year of the violation, such director shall have no liability to the corporation or its shareholders for breach of duty) if such breach did not:
     (A)  involve a knowing and culpable violation of law by the director;
     (B)  enable the director of an Associate, as defined in subdivision (3) of
          Section 33-374d of the Connecticut Stock Corporation Act as in effect at the time of the violation, to receive an improper personal economic gain;
     (C) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation;
     (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or
     (E) create liability under Section 33-321 of the Connecticut Stock Corporation Act as in effect at the time of the violation.
     Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
     Dated at Hartford, Connecticut, this 31st day of October, 1996.
     I hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

                                   /s/ Dwight A. Johnson
                                   Dwight A. Johnson
                                   Incorporator